Exhibit 99.1

NOVABAY ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Emeryville, CA, Nov. 15, 2007. NovaBay Pharmaceuticals, Inc. (AMEX & TSX: NBY), a biopharmaceutical company focused on developing non-antibiotic anti-infective products targeting the treatment or prevention of a wide range of bacterial and viral infections, today reported results for the third quarter ended September 30, 2007.

Net loss for the quarter ended September 30, 2007 was $1.6 million, or $0.24 per share, as compared to a net loss of $1.5 million, or $0.24 per share, for the third quarter of 2006. For the nine months ended September 30, 2007, NovaBay reported a net loss of $4.0 million, or $0.62 per share, as compared to a net loss of $4.2 million, or $0.76 per share, for the nine months ended September 30, 2006.

As of September 30, 2007, NovaBay had $6.9 million in cash, cash equivalents and investments. At September 30, 2007, there were outstanding 6,632,170 shares of common stock and 19,227,195 shares of preferred stock (which were convertible into 9,613,554 shares of common stock).

Recent Developments and Corporate Highlights:

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On October 31, 2007, NovaBay completed its initial public offering of 5,000,000 shares of common stock at a price to the public of $4.00 per share, and received net proceeds of approximately $17.2 million after deducting underwriting discounts and commissions of $1.4 million and other offering costs of approximately $1.4 million. The underwriters have an option to purchase an additional 750,000 shares of common stock until 30 days after the closing of the IPO. Upon the closing of the IPO, all shares of convertible preferred stock outstanding automatically converted into 9,613,554 shares of common stock. As of the closing of the initial public offering, the Company had 21,254,474 shares of common stock outstanding and $24.2 million in cash, cash equivalents and investments.

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At the end of September 2007, NovaBay received clearance from the U.S. Food and Drug Administration (FDA) for its NeutroPhase woundcare product. NeutroPhase is NovaBay’s proprietary solution of hypochlorous acid, a molecule that is naturally produced by the body’s immune system to protect against pathogens. NeutroPhase has been cleared by the FDA as a prescription product for moistening absorbent wound dressings, irrigating and cleaning minor cuts, minor burns, superficial abrasions and minor irritations of the skin, and moistening, debriding and irrigating acute and chronic dermal lesions, such as stage I-IV pressure ulcers, stasis ulcers, leg ulcers, diabetic foot ulcers, post-surgical wounds, first and second degree burns, and abrasions and minor irritations of the skin. NeutroPhase has been licensed to an affiliate of Kinetic Concepts, Inc. for development and commercialization purposes within the field of wound healing.

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At the end of September 2007, NovaBay completed the treatment phase of the Phase I safety trial for NVC-422, NovaBay’s lead compound in a class of antimicrobial compounds that it calls the Aganocide compounds, for the decolonization of the nasal passages prior to surgery. A total of 96 subjects were enrolled in the trial. NVC-422 is being developed for use prior to surgery to kill pathogens in the nasal passages, including Methicillin-Resistant Staphylococcus aureus (MRSA). The presence of MRSA in the nasal passages has been associated with a significant increase in the risk of surgical infection and our development program is aimed at reducing this risk.

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During the third quarter of 2007, NovaBay initiated toxicology studies for NVC-422 for the prevention of catheter associated urinary tract infections, a significant source of hospital-associated infections. An Investigational New Drug application for this indication is expected to be filed with the FDA before the end of 2007.

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During the third quarter of 2007, NovaBay continued its work to develop its Aganocide compounds with its partner, an affiliate of Alcon, Inc., for use in the treatment of infections in the eye, ear and sinus and in contact lens solutions.

About NovaBay

NovaBay Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing innovative product candidates targeting the treatment or prevention of a wide range of infections in hospital and non-hospital environments. NovaBay has discovered and is developing a class of non-antibiotic anti-infective compounds, which it has named Aganocide compounds, which are based upon small molecules that are generated by white blood cells that defend the body against invading pathogens. NovaBay believes that Aganocide compounds could form a platform on which to create a variety of products to address differing needs in the treatment and prevention of bacterial and viral infections, including Methicillin-Resistant Staphylococcus aureus (MRSA). NovaBay has entered into a licensing and research collaboration agreement with an affiliate of Alcon, Inc. for use of the Aganocide compounds in the eye, ear and sinus and in contact lens solutions and a license agreement with an affiliate of Kinetic Concepts, Inc. for the use of NovaBay’s NeutroPhase product in woundcare applications.

NovaBay™ , Aganocide™ and NeutroPhase™ are trademarks of NovaBay Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.

Forward Looking Statements

This release contains forward-looking statements, which are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding the development and potential benefits of, and the market opportunities for, NovaBay’s product candidates. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in discovery, development, testing, regulatory approval, production and marketing of the company’s product candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the product candidates, the uncertainty of patent protection for the company’s intellectual property or trade secrets, the company’s ability to obtain additional financing as necessary and unanticipated research and development and other costs. The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Investor Relations:

Theresa Granados

Manager, Investor Relations

510-899-8870

tgranados@novabaypharma.com

NOVABAY PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
REVENUE
License and collaboration revenue	$208	$1,444	$208	$4,392

Total revenue	208	1,444	208	4,392
EXPENSES
Operating Expenses:
Research and development	1,122	2,051	2,441	5,580
General and administrative	634	1,021	2,065	3,125

Total operating expenses	1,756	3,072	4,506	8,705
Other income, net	58	72	97	307

Net loss	$(1,490)	$(1,556)	$(4,201)	$(4,006)

Basic and diluted net loss per share	$(0.24)	$(0.24)	$(0.76)	$(0.62)
Shares used to compute basic and diluted net loss per share	6,234	6,564	5,524	6,494

NOVABAY PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2006	September 30, 2007
		(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investments	$11,086	$6,881
Prepaid expenses and other current assets	226	364

Total current assets	11,312	7,245
Property and equipment, net	554	912

TOTAL ASSETS	$11,866	$8,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable and accrued liabilities	$886	$1,878
Deferred revenue	2,500	3,377
Other current liabilities	—	170

Total current liabilities	3,386	5,425
Deferred revenue – non-current	6,667	4,951
Other non-current liabilities	—	373

Total liabilities	10,053	10,749

Stockholders’ Equity (Deficit):
Convertible preferred stock	192	192
Common stock	63	66
Additional paid-in capital	14,620	14,207
Accumulated other comprehensive income	12	23
Accumulated deficit during development stage	(13,074)	(17,080)

Total stockholders’ equity (deficit)	1,813	(2,592)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,866	$8,157